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                                                                      Exhibit 99

                                MERCK PUERTO RICO

                       EMPLOYEE SAVINGS AND SECURITY PLAN

Effective as of July 1, 1997
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                                     PREFACE

         The Merck Puerto Rico Employee Savings and Security Plan is maintained at the discretion of Merck Sharp & Dohme Quimica de Puerto Rico, Inc. and does not create a contract of employment. Merck Sharp & Dohme Quimica de Puerto Rico, Inc. reserves the right to change, modify, discontinue or terminate the Plan at any time.

         This Plan was originally a part of the Merck & Co, Inc. Employee Savings and Security Plan (the "Merck ES&SP"), which was originally adopted effective July 1, 1959. This Plan was spun off from the Merck ES&SP effective as of July 1, 1997.

                               ARTICLE I: PURPOSE

         1.1 The Merck Puerto Rico Employee Savings and Security Plan (the "Plan") is a profit-sharing plan designed to provide an opportunity for employees to become stockholders of Merck & Co., Inc. and to encourage them to save on a regular basis by setting aside part of their earnings.

                             ARTICLE II: DEFINITIONS

         The following words and phrases shall have the following meanings for purposes of the Plan:

         2.1 Account Balance: The term "Account Balance" shall mean the total at any given time of a Participant's Pre-Tax Contributions, After-Tax Contributions, Catch-Up Contributions, Company Matching Contributions, Rollover Contributions, Trust-To-Trust Transfer Contributions, and earnings and losses thereon.

         2.2 Actual Deferral Percentage: The term "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage) of a Participant's Pre-Tax Contributions for the Plan Year to the Participant's compensation (as defined in Section 414(s) of the U.S. Code and regulations promulgated thereunder) for the Plan Year. For purposes of this definition, Pre-Tax Contributions shall include
(i) for a Participant who is a Highly Compensated Employee, any Excess Deferrals or Pre-Tax Contributions in excess of the limit described in Section 10.10(a)(1), and (ii) for a Participant who is a non-Highly Compensated Employee, Excess Deferrals. The Actual Deferral Percentage for an Eligible Employee or Participant who does not make a Pre-Tax Contribution is zero.

         2.3 Affiliate: The term "Affiliate" shall mean any corporation or other entity which is a member of a controlled group of corporations under common control, a member of an affiliated service group, and any other entity required to be aggregated with the Company under U.S. Code Section 414(b), (c), (m) or
(o).
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         2.4 After-Tax Contribution: The term "After-Tax Contribution" shall mean that money which an employee contributes to the Plan and which does not reduce his/her compensation subject to Federal or Puerto Rico income tax for the taxable year in which the After-Tax contributions are made.

         2.5 Average Actual Deferral Percentage: The term "Average Actual Deferral Percentage" shall mean, for a specified group of Eligible Employees for a Plan Year, the average of the Actual Deferral Percentages (calculated separately for each Participant in such group). The Average Actual Deferral Percentage of the Eligible Employees shall be rounded to the nearest 100th of 1%.

         2.6 Average Contribution Percentage: The term "Average Contribution Percentage" shall mean, for a specified group of Eligible Employees for a Plan Year, the average of the Contribution Percentages (calculated separately for each Participant in such group). The Average Contribution Percentage of the Eligible Employees shall be rounded to the nearest 100th of 1%.

         2.7 Base Compensation: The term "Base Compensation" shall mean the employee's annual base wage or salary prior to any adjustment for Pre-Tax Contributions divided by 12, and excludes all other amounts including overtime, shift work differential, incentive payments, bonuses, separation payments, and long term disability payments.

         For purposes of the Plan, the Base Compensation of a Participant for any Plan Year shall not exceed $160,000 (or such other amount as in effect under Section 401(a)(17) of the U.S. Code for such year).

         2.8 Board of Directors: The term "Board of Directors" shall mean the Merck Sharp & Dohme Quimica de Puerto Rico, Inc. Board of Directors.

         2.9 Business Day: The term "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

         2.10 Catch-Up Contributions: The term "Catch-Up Contributions" shall mean any employee contribution made pursuant to Section 5.8.

         2.11 Company: The term "Company" shall mean Merck Sharp & Dohme Quimica de Puerto Rico, Inc. and each other Affiliate doing business in Puerto Rico that has adopted the Plan, as listed in Schedule A.

         2.12 Company Matching Contribution: The term "Company Matching Contributions" shall mean the Company contribution calculated and invested in accordance with the terms of Article VI hereof.


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         2.13 Contribution Percentage: The term "Contribution Percentage" shall mean the ratio (expressed as a percentage) of After-Tax Contributions and Company Matching Contributions on behalf of an Eligible Employee or Participant for the Plan Year to the Eligible Employee or Participant's 415 Compensation. However, Company Matching contributions shall not be taken into account to the extent they are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferral Amounts, Excess Contributions, or Excess Aggregate Contributions. The contribution Percentage of each Eligible Employee or Participant shall be rounded to the nearest 100th of 1% of such Employee or Participant's 415 Compensation.

         2.14 Disability: The term "Disability" shall occur when a Participant becomes entitled to benefits under his or her Employer's long-term disability plan.

         2.15 (ET): The term "(ET)" shall mean Eastern Time, either Daylight or Standard, whichever is applicable at the time.

         2.16 Eligible Employee: The term "Eligible Employee" shall mean any Employee of an Employer who is eligible for participation in the Plan as described in Article III. Notwithstanding the foregoing, the term excludes any person who is, agrees or has agreed that he or she is an independent contractor, or who has any agreement or understanding with the Company or any Affiliate that the person is not an Employee or Eligible Employee, even if the individual previously may have been an Employee or Eligible Employee. The term also excludes any person who is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company and its affiliates, whether or not such person is a Leased Employee. These exclusions are unaffected by any ruling of a court, agency or other authority holding that any person is in fact an employee of the Company or Affiliate under any standard whatsoever.

         2.17 Employee: The term "Employee" means an individual who is employed by the Company or an Affiliate on a part-time or full-time basis and who is paid by the Company or Affiliate.

         2.18 Employer: The term "Employer" means the Company that employs an Employee.

         2.19 Enrollment Date: The term "Enrollment Date" shall mean the 1st day of each January and July. The Board of Directors may designate another enrollment date for any employee who has become eligible to participate in this Plan by the express authorization of the Board of Directors.

         2.20 ERISA: The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


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         2.21 Excess Aggregate Contributions: The term "Excess Aggregate
Contributions" shall mean the amount described in U.S. Code Section
401(m)(6)(B).

         2.22 Excess Contributions: The term "Excess Contributions" shall mean, with respect to any Plan Year, the aggregate amount of Pre-Tax Contributions actually paid to the Trustee for a Plan Year on behalf of Highly Compensated Employees over the maximum amount of such contributions permitted under Section 10.10.

         2.23 Excess Deferral: The term "Excess Deferral" shall mean the amount of Pre-Tax Contributions for a calendar year that a Participant allocates to the Plan pursuant to the claim procedure set forth in Section 10.10.

         2.24 Five-Percent Owner: The term "Five-Percent Owner" shall mean any person who owns (or is considered as owning within the meaning of U.S. Code
Section 318) more than five percent of the outstanding stock of the Company or stock possessing more than five percent of the total combined voting power of all stock of the Company.

         2.25 415 Compensation: The term "Compensation" shall mean an employee's wages which are actually paid by the Company or its Affiliates for the Plan Year within the meaning of Section 3401(a) of the U.S. Code and all other payments of compensation to the employee by the Company or its Affiliates under Sections 6041(d), 6051(a)(3) and 6052 of the U.S. Code without regard to any rules that limit such remuneration based on the nature or location of the services performed; provided, however, that Pre-Tax Contributions and any amounts not includible in gross income of an employee under Section 125 of the U.S. Code shall be included in 415 Compensation.

         2.26 Highly Compensated Employee: The term "Highly Compensated Employee" shall mean an employee described in U.S. Code Section 414(q) and the regulations thereunder, and generally means an Employee of the Company who either:

                  (a) was a Five-Percent Owner at any time during the Plan Year or the preceding Plan Year; or

                  (b) for the preceding Plan Year had 415 Compensation in excess of $80,000 (or such other amount as in effect under Code Section 414(q)(1) and was in the group of employees consisting of the top 20 percent of the employees of Merck and its Affiliates when ranked on the basis of 415 Compensation for that Plan Year (the "Top-Paid Group")).

         For purposes of the P.R. Code, the term "highly compensated employee" shall mean a member of the top one third group of Eligible Employees.


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         2.27 Investment Medium: The term "Investment Medium" shall mean Merck
Common Stock Fund, Participant loans or any of the Mutual Funds described in
Article IX in which Plan assets may be invested.

         2.28 Leased Employee: The term "Leased Employee" shall mean any person who provides services to the Company and who is a "leased employee" within the meaning of Section 414(n) of the U.S. Code.

         2.29 Merck: The term "Merck" shall mean Merck & Co., Inc.

         2.30 Merck Common Stock Fund: The term "Merck Common Stock Fund" shall mean the portfolio comprised primarily of Merck Common Stock described in
Article IX.

         2.31 Mutual Fund: The term "Mutual Fund" shall mean each of the Investment Media other than Merck Common Stock Fund and Participant loans.

         2.32 Normal Retirement Age: The term "Normal Retirement Age" shall mean the attainment of age 65.

         2.33 Participant: The term "Participant" shall mean an individual who either (1) is currently contributing to the Plan and/or (2) has an Account Balance and/or (3) is currently suspended from the Plan pursuant to Section 5.6(b), (c), (d) and (e). If an individual does not meet at least one of these three criteria, then he/she is not a Participant in the Plan.

         2.34 PIN: The term "PIN" shall mean a Participant's Social Security number or another identifying number assigned to the Participant.

         2.35 Plan Committee: The term "Plan Committee" shall mean the Employee Benefits Committee appointed by the President of the Company.

         2.36 Plan Year: The term "Plan Year" shall mean the calendar year.

         2.37 Pre-Tax Contribution: The term "Pre-Tax Contribution" shall mean that amount contributed to the Plan in accordance with Section 401(k) of the U.S. Code or Section 1165(e) of the Puerto Rico Code, and is not includible in the Participant's compensation subject to income tax for the taxable year such pre-tax contribution is made. Pre-tax contributions shall be allowed only to the extent the Company has earned surplus or current earnings.

         2.38 Puerto Rico Code: The term "Puerto Rico Code" or "P.R. Code" shall mean the Internal Revenue Code of 1994, as amended.


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         2.39 Recharacterized Contribution: The term "Recharacterized
Contribution" shall mean a Pre-Tax Contribution made by a Participant which is treated as an After-Tax Contribution for nondiscrimination testing purposes, but remain subject to the distribution restrictions on Pre-Tax Contributions.

         2.40 Retirement: The term "Retirement" shall mean a Termination of Employment effected by the Employee and the Company in accordance with the provisions of the Company defined benefit pension plan in which the Employee participates.

         2.41 Rollover Contributions: The term "Rollover Contributions" shall mean any amounts contributed to the Plan pursuant to Section 5.9.

         2.42 Sources: The term "Sources" shall mean After-Tax Contributions, Pre-Tax Contributions, Company Matching Contributions subject to pre-tax distribution restrictions, Company Matching Contributions subject to after-tax distribution rules, Rollover Contributions, and Recharacterized Contributions.

         2.43 Termination of Employment: The term "Termination of Employment" shall mean the termination of the Participant's employment relationship with the Company and its Affiliates, whether voluntary or involuntary, by death or Retirement.

         2.44 Trustee: The term "Trustee" shall mean the entity designated by the Board of Directors to hold Plan assets and which entity has entered into the trust agreement described in Article XIV.

         2.45 Trust-To-Trust Transfer Contributions: The term "Trust-to-Trust Transfer Contributions" shall mean any contribution to the Plan made pursuant to
Section 5.10.

         2.46 U.S. Code: The term "U.S. Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.47 Year of Employment: The term "Year of Employment" shall mean the 12-month period of employment commencing on the date the employee enters service with the Company or any of its Affiliates. Continuous employment during such period shall not be required for completion of a Year of Employment, and service shall include periods of absence to the extent required by the service spanning rules of ERISA, the U.S. Code and the P.R. Code. Unless authorized by the Board of Directors, employment with an entity prior to its acquisition, merger or consolidation with the Company or any of its Affiliates shall not be counted toward a Year of Employment, except to the extent required by law.


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         2.48 Year of Participation: The term "Year of Participation" shall mean any Plan Year in which an employee is a Participant for at least one day, and Years of Participation do not need to be consecutive.


                            ARTICLE III: ELIGIBILITY

         3.1 Except as otherwise provided in this Article III, every regular full-time or part-time Employee of the Company and who is resident in Puerto Rico or who is not a resident of Puerto Rico for reason of being in a short term assignment for the employer in other country, is eligible to participate in the Plan, provided such employee has completed at least one Year of Employment.

         3.2 Employees covered by a collective bargaining agreement negotiated with the Company are not eligible to participate in this Plan unless such agreement specifically provides that such employees will participate in this Plan.

         3.3 Leased Employees are not eligible to participate in this Plan.

         3.4 Members of the Board of Directors who are not also employees of the Company are not eligible to participate in this Plan.

         3.5 An employee who would be eligible to participate in the Plan but for the one Year of Employment requirement may make a Rollover Contribution or a Trust To Trust Transfer Contribution only. To be eligible to make any other contribution to the Plan, however, an employee must satisfy all the requirements of Section 3.1.

         3.6 An employee who incurs a Termination of Employment and who later is rehired by the Company or who transfers from an ineligible to an eligible employment category as described in this Article III is eligible to participate in the Plan on the later of (a) the date the employee is so rehired or transferred or (b) the date the employee completes a Year of Employment.

                            ARTICLE IV: PARTICIPATION

         4.1 Enrollment:

         (a) An Eligible Employee may elect to participate in the Plan effective on any Enrollment Date after the Participant's election is conveyed to the Trustee authorizing a Pre-Tax and/or After-Tax Contribution in accordance with
Article V and selecting the Investment Medium(a) in which his/her Pre-Tax and/or After-Tax Contributions are to be invested in accordance with Article VIII. An Eligible Employee may also elect to participate by making a Rollover Contribution or an approved Trust To Trust Transfer Contribution to the Plan, and by selecting the Investment Medium(a) in which such contributions are to be invested in accordance with Article VIII. Rollover

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Contributions and Trust To Trust Transfer Contributions may be made at any time and need not be made on an Enrollment Date.

         (b) An Employee described in Section 3.6 may enroll pursuant to the foregoing on the later of the date (a) the employee is rehired or transferred (as applicable) or (b) the Employee completes a Year of Employment.

         4.2 Certain Participants Subject To Special Plan Terms:

         With respect to transactions involving Merck Common Stock, Participants who are officers subject to Section 16 of the Securities Exchange Act of 1934 are subject to the provisions of this Plan as modified by the terms and conditions of Schedule B.

         4.3 Payment in the Event of Death:

         (a) In the event a married Participant who has an Account Balance dies, the Participant's spouse shall be the beneficiary to receive the Participant's Account Balance unless the Participant designates a beneficiary on the appropriate form. If such beneficiary is not the Participant's spouse, such designation shall not be effective unless accompanied by a signed, notarized spousal consent which acknowledges the effect of the designation of the non-spouse beneficiary. Spousal consent may be waived by the Plan Committee only if it is established to the satisfaction of the Plan Committee that such consent cannot be obtained because the spouse cannot be located or because of such other circumstances as are prescribed in regulations issued by the Secretary of the Treasury. Consent obtained under this paragraph shall be effective only with respect to the spouse from whom such consent is obtained. A Participant may from time to time change his/her designated beneficiary hereunder, but must in all cases comply with the spousal consent and waiver rules of this Subsection.

         (b) In the event an unmarried Participant who has an Account Balance dies, the Participant's Account Balance shall be paid to his/her estate, unless the Participant designates a beneficiary on the appropriate form. If an unmarried Participant designates a beneficiary and such designated beneficiary predeceases the Participant, the Participant's Account Balance shall be paid to his/her estate.

         (c) Where a Participant has properly designated a beneficiary in accordance with (a) or (b) above, such beneficiary may be changed only by a subsequent proper beneficiary designation form filed with the Plan Administrator prior to such Participant's death. For example, a divorce decree may not change a beneficiary designation unless it is a qualified domestic relations order as provided in Section 22.2 that clearly and unambiguously provides that any beneficiary designation form then in existence will be deemed to be revoked and unless the order is filed prior to the Participant's death.


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                       ARTICLE V: EMPLOYEE CONTRIBUTIONS

         5.1 Method of Contribution: Each Participant may authorize contributions to the Plan by means of payroll deduction, and, if applicable, by lump sum as described in Sections 5.8, 5.9 and 5.10.

         5.2 Amount of Payroll Deductions: Each Participant may authorize payroll deductions in increments of whole percentages of Base Compensation with a minimum contribution of 2% up to a maximum contribution of 15%, provided that Pre-Tax Contribution may not exceed 10% of Base Compensation. If a Participant's Base Compensation changes, the percentage of Base Compensation being contributed at that time shall be applied against the new amount of Base Compensation as soon as practicable after the change.

         5.3 Changes to the Amount of Payroll Deductions: A Participant may change the percentage of his/her payroll deduction to be effective as soon as is administratively feasible after the Participant's election is conveyed to the Trustee; provided, that any election will apply in full to any payroll period during which it is in effect, rather than be pro-rated for any period.

         5.4 Designation of Payroll Deductions As Pre-Tax and/or After-Tax
Contributions: Each Participant must designate his/her contributions in increments of whole percentages of the amount contributed to the Plan as After-Tax and/or Pre-Tax Contributions. If no such designation is made, all contributions shall be considered After-Tax Contributions. If a Participant designates all or part of his/her contributions as Pre-Tax Contributions, then such Participant must indicate whether, upon reaching the maximum amount which can be contributed to the Plan on a pre-tax basis, the amount designated as a Pre-Tax Contribution is to be contributed to the Plan on an after-tax basis or not contributed to the Plan.

         5.5 Changes in the Designation of Payroll Deductions as Pre-Tax and/or After-Tax Contributions: A Participant may change the percentage of his/her contributions designated as Pre-Tax and After-Tax Contributions as soon as is administratively feasible after the Participant's election is conveyed to the Trustee. A change in such designations shall apply with respect to an entire payroll period, rather than be pro-rated for any period.

         5.6 Suspension of Contributions: Suspension of Plan contributions shall be in accordance with the following provisions:

                  (a) A Participant who is an active employee may voluntarily suspend Pre- and After-Tax Contributions to the Plan, effective as soon after the Participant's election is conveyed to the Trustee as is administratively feasible. A participant who has voluntarily suspended Pre- and After-Tax Contributions may resume such contributions at any time, which resumption shall be effective as soon after the Participant's election to make such contributions is conveyed to the Trustee as is administratively feasible.


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                  (b) A Participant's payroll deductions shall be automatically suspended at the time he/she goes on an authorized leave of absence at less than full pay or becomes entitled to benefits under his or her's Employer's disability plan and such suspension will continue for the duration of the authorized leave.

                  (c) A Participant to whom Section 10.7(c) is applicable shall have his/her payroll deductions suspended for 12 months in accordance with the terms of that Section. A Participant whose contributions have been suspended pursuant to paragraph (b) shall automatically resume contributions at the expiration of the suspension period; provided, however, such a Participant may further suspend such contributions pursuant to paragraph (a). Pre- and After-Tax Contributions for a Participant whose contributions have been suspended pursuant to any other paragraph of this Section may be resumed by the Participant making a new election and such election shall be effective as soon as after such election is conveyed to the Trustee as is administratively feasible.

         5.7 Final Payroll Period: A Participant who is incurring a Termination of Employment can only make a contribution via payroll deduction for his/her final payroll period if the Participant is being compensated for the entire final payroll period.

         5.8 Catch-Up Contributions: Effective January 1, 1995, no Catch-Up Contribution may be made by any Participant.

         5.9 Rollover Contributions: An Eligible Employee or Participant who is an active Employee and who receives a total distribution from a tax qualified employee benefit plan may, subject to the terms of Section 402 of the U.S. Code and Section 1165 of the Puerto Rico Code, contribute, in cash, all or part but not less than $500, of the taxable monies received in such distribution. An Eligible Employee or Participant who is an active participant and who receives a total distribution from an Individual Retirement Account (an "IRA") which monies originally constituted a total distribution from a tax-qualified employee benefit plan may contribute, subject to the terms of Section 408 of the U.S. Code and Section 1165 and 1169 of the Puerto Rico Code, in cash, all or part but not less than $500 of the taxable monies received in such distribution from the IRA. Any Rollover Contributions shall be subject to the terms and conditions of this Plan applicable to After-Tax Contributions. See Section 8.2 for provisions regarding the investment of these contributions.


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          5.10 Trust-To-Trust Transfer Contributions: The Plan Committee may
approve for Eligible Employees (a) a direct transfer of assets to the trust under the Plan from a trust forming part of another plan qualified under Section 401(a) of the U.S. Code or Section 1165 of the Puerto Rico Code, or (b) a direct transfer of assets out of the trust under the Plan to a trust forming part of another plan qualified under Section 401(a) of the U.S. Code or Section 1165 of the Puerto Rico Code. However, assets may be transferred between the Merck & Co., Inc. Employee Stock Purchase and Savings Plan and this Plan, the Merck & Co., Inc. Employee Savings and Security Plan and this Plan, the Medco 401(k) Savings Plan and this Plan, and the Telerx Marketing Inc. 401(k) Plan and this Plan (collectively, the "Transfer Plans") on account of employees becoming eligible to participate in one plan after having participated in the other, and such trust to trust transfers shall not require Plan Committee approval. Transfers to a trust under this Plan from a Transfer Plan shall be subject to the terms and conditions of this Plan applicable to After-Tax Contributions. Upon transfer, all Trust To Trust Transfer Contributions shall retain their characteristics as either pre-tax, after-tax, or rollover monies, and shall be subject to the terms and conditions of this Plan regarding each of those types of contributions as applicable. The Plan may not accept a transfer from a plan which is subject to the requirements of Section 401(a)(11) or 417 of the U.S. Code.

         5.11 Vesting Of Employee Contributions: A Participant's After-Tax Contributions, Pre-Tax Contributions, Rollover Contributions, and Trust To Trust Transfer Contributions vest upon contribution and are nonforfeitable.

                   ARTICLE VI: COMPANY MATCHING CONTRIBUTIONS

         6.1 At the time a Participant makes a Pre-Tax Contribution and/or After-Tax Contribution to the Plan via payroll deduction, the Company shall contribute to the Plan out of current earnings and earned surplus only, an amount equal to 50% of each such After-Tax Contribution and Pre-Tax Contribution, but in no event shall the Company Matching Contribution exceed 2-1/2% of each Participant's Base Compensation applicable to the pay period in which the Participant is making the Pre-Tax Contribution and/or After-Tax Contribution.

         For salaried Participants, Base Compensation applicable to any pay period in which the Participant makes a contribution shall be determined by dividing the Participant's Base Compensation by the number of times the Participant is paid in a month. For hourly Participants who are paid weekly, Base Compensation applicable to any pay period in which the Participant makes a contribution shall be determined by converting the Participant's hourly wage to a monthly rate and dividing by four the resulting amount being applied to each of the first four pay periods in the month. For hourly Participants who are paid bi-weekly, Base Compensation applicable to any pay period in which the Participant makes a contribution shall be determined by converting the Participant's hourly wage to a monthly rate and dividing by two the resulting amount being applied to each of the first two pay periods in the month.


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         6.2 There shall be no Company Matching Contribution with respect to
Catch-Up Contributions, Rollover Contributions, or Trust To Trust Transfer Contributions.

         6.3 To the extent that prior to January 1, 1990, any Company Matching Contribution was characterized as a pre-tax contribution, such prior Company Matching Contribution shall continue to have such pre-tax characteristics, and shall remain subject to any distribution restrictions which accompany a designation as a pre-tax contribution.

         6.4 The Company Matching Contribution shall be nonforfeitable.


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                     ARTICLE VII: VALUATION AND MAINTENANCE
                            OF PARTICIPANTS' ACCOUNTS

         7.1 Maintenance Of An Account: An account shall be established for each Participant which shall reflect the amount and investment of his/her Account Balance.

         7.2 Reports to Participants: Each Participant shall be furnished at least annually a statement setting forth his/her Account Balance and any transactions regarding such Account Balance in which the Participant has engaged during that period.

         7.3 Valuation Of Account Balances: The value on any given day of a Participant's interest in any Mutual Fund or the Merck Common Stock Fund shall be determined by multiplying the number of shares or units and fractions thereof reflected in the Participant's Account Balance as of the given day by the applicable fund's closing price per share on such given date. For purpose of initial purchase, reallocation of Account Balance and distributions, the value of the Mutual Funds and Merck Common Stock Fund shall be determined by reference to the closing price per share of the applicable fund(s) on the given Business Day the Trustee conducts the applicable sale or purchase.

                    ARTICLE VIII: INVESTMENT OF CONTRIBUTIONS

         8.1 Investment of Company Matching Contributions: Company Matching Contributions shall be invested in the Merck Common Stock Fund.

         8.2 Investment of Contributions By Or On Behalf of Employees: At the time a Participant elects to participate in the Plan, he/she shall choose the Investment Media (exclusive of Participant Loans) in which his/her contributions are to be invested. This choice must be expressed in whole percentages of the payroll deduction amount (or in whole percentages of the Rollover Contribution or Trust to Trust Transfer Contribution amount if they are the Participant's initial contribution to the Plan), with a minimum investment of 1% in any Investment Medium. This choice of Investment Media shall be applied pro rata to the different types of contributions which a Participant makes to the Plan at any one time. A Catch-Up Contribution shall be invested in accordance with the Participant's selection of Investment Media in effect at the time such contribution is made.

         8.3 Changes in Investment Media for Future Contributions: A Participant may change the Investment Medium(a) in which his/her future contributions are invested by calling the Trustee prior to 4 p.m. (ET) on any Business Day, giving his/her PIN, and authorizing the specific investment change in whole percentages of the payroll deduction amount. The change will become effective with the next contribution received by the Trustee. Instructions given to the Trustee on the day that any payroll deduction amounts are credited to a Participant's Account Balance will be


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effective with the next contribution received by the Trustee. Changes in
Investment Media for future contributions may only be done via telephone to the Trustee.

         8.4 Changes In Investment Media For Account Balances:

                  (a) General Rule: With the exception of the Company Matching Contribution, a Participant may change the Investment Medium(a) in which his/her Account Balance is invested by calling the Trustee, giving his/her PIN, and authorizing the specific investment change(s). Changes in Investment Media for Account Balances may only be done via telephone to the Trustee. No change may be made which results in the simultaneous reallocation into and out of any given Investment Medium.

                  (b) Transfers Between and Among Mutual Funds and Merck Common Stock Fund: If the Participant wishes to reallocate his/her Account Balance from one or more Mutual Funds or the Merck Common Stock Fund to other Mutual Funds or the Merck Common Stock Fund, and if the Participant completes his/her instructions to the Trustee prior to 4 p.m. (ET) on any Business Day, then the transaction implementing the reallocation will be valued as of that Business Day. If the Participant's instructions regarding a reallocation are received after 4 p.m. (ET) on a Business Day, then the transaction implementing the change will be valued the next Business Day.

                  (c) Limitations: The maximum aggregate number of reallocations permitted under the Plan each Plan Year is based on the aggregate number of reallocations permitted per Participant per year pursuant to the terms of all the Investment Media prospectuses multiplied by the number of Participants. If activity under the Plan should approach this maximum, then the Plan Committee shall determine a reasonable manner of ensuring that the Plan does not exceed such limit.

                          ARTICLE IX - INVESTMENT MEDIA

         A Participant may invest in the following Investment Media in accordance with the provisions of Article VIII.

         9.1 Mutual Funds: MPIC shall determine from time to time which investments, funds and mutual funds offered by the Trustee or another party may be permitted investments under the Plan.

         9.2 Merck Common Stock: In addition to any investment funds offered pursuant to Section 9.1, a fund or investment which includes shares of Merck Common Stock and such other investments (such as short term, liquid investments) as determined by MPIC, shall be permitted under the Plan.

         9.3 Participant Loans: A Participant may borrow money from his/her Account Balance in accordance with the terms of Section 10.8. If a Participant does so, that loan will be considered an investment medium for that Participant's Account Balance.

                       ARTICLE X: DISTRIBUTIONS AND LOANS

         10.1 Valuation and Timing of Distributions: Except as otherwise provided herein, distributions will be valued based on the Business Day the distribution is processed by the Trustee. Transactions processed by the Trustee before 4:00 p.m. E.T. (or such other time as is established by the Trustee in accordance with generally applicable procedures) shall be valued based on the closing price of the Investment Media for the Business Day; transactions processed by the Trustee after such time shall be valued based on the closing price for the following Business Day. Except as otherwise provided herein, distributions will be made as soon as administratively feasible following proper fulfillment of all requirements applicable to any distribution.

         10.2 Automatic Distributions upon or Subsequent to Termination of
Employment:

                  (a) Account Balances of $3,500 or Less. A Participant who has incurred a Termination of Employment shall have his/her Account Balance valued for the purpose of determining whether such Account Balance is $3,500 or less not less frequently than annually following such Termination of Employment. For any Participant who has not received an In-Service Distribution pursuant to
Section 10.4, if such Participant's Account Balance is $3,500 or less as of such valuation date, the Account Balance shall be distributed to such Participant in a lump sum as soon as administratively feasible after such valuation date (provided the actual amount of such distribution is not in excess of $3,500).

                  (b) Attainment of Normal Retirement Age (65). The Account Balance of a Participant who has incurred a Termination of Employment and who has attained Normal Retirement Age shall be valued within 13 months of the date the Participant attains Normal Retirement Age and shall be distributed in a lump sum as soon as administratively feasible after such valuation; provided, however, that a Participant who previously has elected a series of distributions from the Plan shall not be subject to this paragraph.

                  (c) Death. The Account Balance of a Participant who has died shall be valued and distributed as soon as administratively feasible after the Company learns of the Participant's death. Such distribution shall be made in a lump sum in accordance with Section 4.3.

         For purposes for paragraphs (a) through (c) hereof, a distribution shall consist of cash representing the Participant's interest in Mutual Fund(s) and Merck Common Stock; provided, however, that the Participant or beneficiary may elect to receive shares of Merck Common Stock in respect of his/her interest in Merck Common Stock.

         10.3 Voluntary Distributions.

                  (a) Except as otherwise required by Section 10.2, a Participant who has incurred a Termination of Employment (other than by death) may irrevocably elect with the Trustee to receive his/her Account Balance:

                           (i) in a lump sum, or

                           (ii) in substantially equal annual installments not
to exceed ten. Each such installment shall be disbursed proportionally from all Sources and from all Investment Media.

                  (b) An Alternate Payee shall receive, in a lump sum, that portion of the Participant's benefit specified in the applicable qualified domestic relations order (as defined in Section 22.2) as soon as administratively feasible following qualification of such order and lapse of any time required by the Qualified Domestic Relations Orders Procedures (as defined in Section 22.2).

         10.4 In-Service Distributions:

                  (a) General Rule. While employed with the Company, a Participant may request a distribution of all or part of his/her (i) After-Tax Contributions, (ii) subject to Section 10.4(d), Company Matching Contributions subject to after-tax distribution rules, (iii) if the Participant has attained age 59 1/2 or incurred a Disability, Pre-Tax Contributions and Company Matching Contributions subject to pre-tax distribution rules, (iv) Rollover Contributions, and (v) Trust To Trust Transfer Contributions, and any earnings thereon.

                  (b) Minimum Amount of Distribution. The amount of an in-service distribution may be no less than the lesser of (1) $500 or (2) the Participant's entire Account Balance.

                  (c) Specifying Amount of Distribution. In requesting an in-service distribution, the Participant must specify the dollar amount of the distribution he/she wishes to receive.

                  (d) 5-Year Participation or 2-Year Contribution Requirement. Effective July 1, 1988, a Participant who has fewer than five Years of Participation in the Plan from the date of his/her enrollment pursuant to
Section 4.1 may not receive Company Matching Contributions (without earnings thereon) which were contributed to the Plan less than two years prior to the time such distribution is requested unless such distribution would qualify as a hardship distribution pursuant to Section 10.7.

         10.5 Provisions Applicable to Distributions other than Automatic
Distributions:

                  (a) Distribution of Cash and/or Stock: Mutual fund shares (other than the Merck Common Stock Fund) shall always be distributed in cash, and Merck Common Stock may be distributed in cash or shares as the Participant directs. If the Participant fails to indicate whether he/she wants Merck Common Stock in cash or shares, cash will be distributed. If a Participant's distribution consists entirely of shares of Merck Common Stock, the Participant will receive the number of shares which brings him/her closest to but not over the dollar amount he/she requested. No fractional shares of Merck Common Stock will be distributed.

                  (b) Order of Distributions: The amount of any distribution shall be disbursed from the Sources in a Participant's account in the following order: (1) After-Tax Contributions made before 1987, (2) After-Tax Contributions made after 1986 with a pro rata portion of earnings on these contributions determined by the ratio of the Participant's post-1986 After-Tax Contributions to the sum of the Participant's post-1986 After-Tax Contributions plus earnings thereon, (3) that portion of the Company Matching Contribution which may be invested in the same Investment Media as the Participant's Pre- and After-Tax Contributions, and (4) all other amounts in the Plan. To the extent possible, in order to make such distributions, Investment Media (other than Participant loans) shall be liquidated proportionately based on their current market value.

                  (c) Waiver of 30-Day Notice: If a distribution is one to which Sections 401(a)(11) and 417 of the U.S. Code do not apply, such distribution may commence less than 30 days after the notice required under Treas. Reg. Section 1.411(a)-ll(c) is given, provided that (a) the plan administrator informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (b) the Participant, after receiving the notice, affirmatively elects a distribution.

         10.6 Mandatory Distributions: A Participant must commence to receive distributions under the Plan no later than the April 1st of the calendar year following the year in which the Participant attains age 70-1/2. The Participant's entire interest shall be distributed to him/her over a period no greater than the Participant's life expectancy. Distributions pursuant to this paragraph shall comply with Section 401(a)(9) of the U.S. Code and Section 1165(e) of the P.R. Code and with any regulations promulgated thereunder, including the minimum distribution incidental benefit requirements of proposed Treasury Regulation Section 1.40(a)(9)-2 (or any successor regulation). This initial mandatory payment shall be calculated by dividing the Participant's Account Balance as of December 31 of the second year preceding the initial mandatory payment date by the Participant's life expectancy in the year immediately preceding the initial mandatory payment date as determined under appropriate IRS mortality tables. Each succeeding mandatory distribution shall be made annually by December 31 of each year. Each succeeding mandatory payment shall be calculated by dividing the Participant's life expectancy in the year of distribution as determined under appropriate IRS mortality tables. If a Participant has a distribution valued in a Plan Year, that distribution will offset any amount required to be mandatorily distributed for that Plan Year. This provision shall not apply to Participants who attained age 70-1/2 prior to 1988 except that distributions to Participants who are Five-Percent Owners attached age 70-1/2 prior to 1989 must commence not later than April 1 of the calendar year following the calendar year in which the Five-Percent Owner attained age 70-1/2 prior to 1988 must begin no later than April 1 of the calendar year after the calendar year in which the non-Five Percent Owners must begin no later than April 1, 1990. In a mandatory distribution, a Participant shall receive cash for his/her interest in Mutual funds, and stock certificates for his/her interest in Merck Common Stock. Sources and Investment Media (other than Participant loans) shall be debited proportionally for this distribution.

         10.7 Hardship Distributions:

                  (a) A Participant may submit a written request for a distribution on account of hardship to the Plan Committee. The Plan Committee may approve distributions of Pre-Tax Contributions to a Participant on account of hardship, if the Participant can demonstrate that he/she has an immediate and heavy financial need, and the distribution is needed to relieve such financial need. The determination of the existence of an immediate and heavy financial need and of the amount necessary to meet the need will be made in accordance with the nondiscriminatory and objective standards set forth herein. The Plan Committee shall adopt regulations for the administration of such distributions. If a Participant's request is approved, the Participant's distribution will be valued and distributed as soon as practicable after the date the Plan Committee makes its determination.

                  The maximum amount that may be distributed on a hardship basis to a Participant is the sum of Pre-Tax Contributions made prior to January 1, 1989, under the Merck & Co., Inc. Employee Savings and Security Plan, including earnings attributable to those contributions as of such date (the "frozen amount"), plus Pre-Tax Contributions made after January 1, 1989, minus any amount previously taken on account of hardship. However, in the event that losses attributable to Pre-Tax Contributions reduce the Participant's pre-tax monies to an amount below the frozen amount, Company Matching Contributions subject to pre-tax distribution rules may be used to increase the pre-tax monies available for a hardship distribution up to the frozen level.

                  (b) The Plan Committee shall consider a Participant to have an immediate and heavy financial need if the Participant's request for a hardship distribution is on account of one of the following events:

                           (i) Purchase (excluding mortgage payments) of a
principal residence of the Participant;

                           (ii) Payment of tuition, related educational and room
and board expenses fees for the next 12 months of post-secondary education for the Participant, his/her spouse, or dependents;

                           (iii) To obtain services for or on account of
unreimbursed medical expenses described in Section 213(d) of the U.S. Code incurred by the Participant, the Participant's spouse, or dependents or necessary for these persons to obtain medical care; or

                           (iv) The need to prevent the eviction of the
Participant from his/her principal residence or the foreclosure on the Participant's principal residence.

                  (c) The distribution of funds, on account of an immediate and heavy financial need, will be deemed necessary to satisfy the financial need of a Participant if all of the following requirements are satisfied:

                           (i) The distribution is not in excess of the amount
of the immediate and heavy financial need of the Participant including amounts necessary to pay income taxes and penalties which may be owed as a result of the hardship distribution; and

                           (ii) The Participant has obtained all distributions,
other than hardship distributions, and all other nontaxable loans currently available under all plans maintained by the Company; and

                           (iii) The Participant's contributions, including
Pre-Tax Contributions, are suspended for 12 months commencing with the pay period following the date the Participant's hardship distribution was valued; and

                           (iv) The Participant may not make Pre-Tax
Contributions to the Plan and all other plans maintained by the Company, for the Participant's taxable year immediately following the taxable year of the hardship distribution, in excess of the $7,500 limit (or the lesser of such other amount as in effect under Section 402(g) of the U.S. Code or Section 1165(e)(7) of the P.R. Code) applicable in the next taxable year less the amount of such Participant's Pre-Tax Contributions for the taxable year of the hardship distribution.

                  (d) A Participant may apply for a hardship distribution on the grounds of severe financial hardship which, if not alleviated, would cause the Participant to face imminent financial collapse or personal bankruptcy. A distribution of funds on account of such an immediate and heavy financial need will be deemed necessary to satisfy such need if such need cannot be satisfied from other reasonably available sources as outlined in regulations issued by the Internal Revenue Service.

         10.8 Loans:

                  (a) Application for a Loan: A Participant may apply to the Trustee or its designate for a loan from his/her vested Account Balance in accordance with this section. A loan may not be obtained if a Participant intends to use the proceeds to purchase or carry any security in a manner that would violate the "margin rules" promulgated under the Securities Exchange Act of 1934 or any successor statute.

                  (b) Minimum/Maximum Loan Amounts: The minimum amount a Participant can borrow is $500, which amount must constitute 50% or less of his/her Account Balance as of the valuation date. The maximum amount a Participant can borrow is the lesser of: (1) $50,000 reduced by the highest outstanding loan during the one year period immediately preceding the making of the new loan, or (2) 50% of the Participant's Account Balance reduced by any outstanding loan the Participant currently has from the Plan. A Participant may not refinance a loan.

                  (c) Interest: Loan interest rates shall be set monthly. The interest rate shall be the prime rate set by the Morgan Guaranty Trust Company of New York at the opening of business on the 27th day of each month or if the 27th is a non-working day for Morgan Guaranty, the next working day, plus one percentage point. The interest rate set on the 27th of any month shall be effective for loans valued on the 10th of the second month next following.

                  (d) Collateral: All plan loans must be secured. Up to 50% of the Participant's Account Balance may be used as collateral for a Plan loan. No other security is permissible.

                  (e) Repayment Period: A loan (a "Short-Term Loan") must be repaid within five years of the date the loan is valued, except that a loan used to acquire the Participant's primary residence (a "Residential Loan") may be repaid within 30 years. All loans shall be levelly amortized within the meaning of Section 72(p) of the U.S. Code. Loans shall be repaid on a monthly or more frequent basis. For those Participants who repay a loan via payroll deduction, loan repayments are due from each paycheck. For those Participants who repay by means other than payroll deduction, the loan repayments are due to Treasury Operations by the 20th of each month.

                  (f) Order of Distributions for Loans: The amount of any loan shall be disbursed from the Sources in the Participant's account in an order inverse to that set forth in Section 10.5(b). To the extent possible, in order to distribute the loan proceeds, Investment Media (other than Participant loans) shall be liquidated proportionately based on their current market value.

                  (g) Required Agreements: In order to receive a loan, a Participant must give a Plan a note (a "Promissory Note") irrevocably agreeing to repay the loan and an authorization (a "Payroll Deduction Authorization") irrevocably authorizing repayment of the loan through payroll deduction.

                  (h) Default: For a Participant who is an employee, a loan shall be in default at the end of the 60-day period (or such other period as established under procedures adopted by the Plan Committee) following the Participant's failure to pay the monthly amount, if payment has not been rendered by the end of such period. Additionally, upon Termination of Employment, a Participant (who is not a party in interest as that term is defined in ERISA) must repay any outstanding loans in full unless his/her Account Balance is $3,500 or less. If the Participant does not repay within the 45-day period (or such other period as established under procedures adopted by the Plan Committee) following the later of his/her Termination of Employment or the date site personnel learns of the Participant's Termination of Employment, then the Participant's loan will be in default. At a Participant's request, the Plan Committee may declare the Participant's plan loan in default on account of the Participant's having filed for personal bankruptcy.

                  (i) Consequences of Default: If the Participant defaults after having incurred a Disability or Termination of Employment, the amount of his/her outstanding loan balance will be reported as a taxable event and deleted from his/her Account Balance. If the Participant defaults without having incurred a Termination of Employment or a Disability, then the amount of the Participant's outstanding loan balance(s) will be reported to the IRS as a taxable event. That portion of the loan which consists of money subject to after-tax distribution rules will be discharged from the Participant's Account Balance. That portion of the loan which consists of money subject to pre-tax distribution rules shall be discharged from the Participant's Account Balance when permissible under Section 401(k) of the U.S. Code. Once a Participant defaults on a Plan loan, he/she may not apply for another Plan loan for three years from the date of the default. Any Participant who defaults on two Plan loans is precluded from taking another Plan loan.

                  (j) Loan Guidelines The Plan Committee shall issue guidelines with which a Participant must comply. Such loan guidelines shall be consistent with the applicable terms of the U.S. Code, the P.R. Code, with ERISA, regulations issued by governmental agencies, and the terms of this Plan.

                  (k) Number of Loans: No more than one Residential Loan and two Short-Term Loans may be in effect with respect to any Participant at any time.

         10.9 Limitations: Section 10.7 shall not be applicable to Participants who have incurred a Disability, and Sections 10.7 and 10.8 shall not be applicable to any Participant who has incurred a Termination of Employment; however, Section 10.8 shall apply if such Participant is a party in interest as that term is defined in Section 3(14) of ERISA. Only one distribution under this
Article X may be valued on any given Business Day.

         10.10 Distribution of Excess Deferrals and Excess Contributions:

                  (a) For each Plan Year, Pre-Tax Contributions shall be subject to the following:

         (1) Dollar Limit on Pre-Tax Contributions: For any Plan Year, no Participant may make Pre-Tax Contributions to the Plan together with all other plans of the Company and its Affiliates in excess of $7,500 (or such other amount as in effect under Section 402(g) of the U.S. Code or Section 1165(e)(7) of the P.R. Code). Any Pre-Tax Contribution designated in excess of such limit, together with earnings thereon, but reduced by any Excess Contributions which were previously distributed with respect to the same Plan Year, shall be distributed to such Participant no later than April 15 following the Plan Year in which such excess Pre-Tax Contributions were designated. Any Matching Contributions allocable to Pre-Tax Contributions distributed under this Section shall be forfeited.

         (2) Average Actual Deferral Percentage Limit: The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year and the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year must satisfy one of the following tests:

                  (i) For Plan Years prior to 1997, the average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25 and for Plan Years after 1996, the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible employees who are non-Highly Compensated Employees for the prior Plan Year, multiplied by 1.25; or

                  (ii) The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees for the prior Plan Year who were non-Highly Compensated Employees for the prior Plan Year (for Plan Years before 1997, the Average Deferral Percentage for Eligible Employee who were non-Highly Compensated Employees for the same Plan Year) multiplied by 2.0, provided that the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for Eligible Employees who are non-Highly Compensated Employees by more than two percentage points.

                  (3) Aggregation of Pre-Tax Contributions

                           (i) For purposes of this Section 10.10(a), the Actual
Deferral Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-Tax Contributions allocated to his/her Account Balance under two or more plans or arrangements described in U.S. Code Section 401(k) that are maintained by the Company and its Affiliates shall be determined as if all such Pre-Tax Contributions were made under a single arrangement.

                           (ii) For purposes of determining the Actual Deferral
Percentage of an Eligible Employee who is a Highly Compensated Employee for Plan Years prior to 1997,, the Pre-Tax Contributions and Base Compensation of such Eligible Employee shall include the Pre-Tax Contributions and Base Compensation of Family Members, and such Family Members shall be disregarded in determining the Actual Deferral Percentage for Participants who are non-Highly Compensated Employees.

         (b) Notwithstanding any other provision of the Plan, Excess Deferrals and income allocable thereto with respect to a Plan Year, reduced by any Excess Contributions which were previously distributed with respect to the same Plan Year, shall be distributed no later than April 15 following such Plan Year to Participants who claim such allocable Excess Deferrals for the preceding calendar year in accordance with the following:

                  (1) The Participant's claim shall be in writing; shall be submitted to the Plan Committee not later than such date prior to April 15 as specified by the Plan Committee; shall specify the amount of the Participant's Excess Deferral for the preceding calendar year; and shall be accompanied by the Participant's written statement that if such amounts are not distributed, such Excess Deferrals, when added to amounts deferred under other plans or arrangements described in U.S. Code Sections 401(k), 408(k), or 403(b), will exceed the limit imposed on the Participant by U.S. Code Section 402(g) for the year in which the deferral occurred.

                  (2) Maximum Distribution Amount. The Excess Deferral distributed to a Participant with respect to a calendar year shall be adjusted for income or loss. The income or loss allocable to Excess Deferrals shall be the sum of the allocable gain or loss for the Plan Year. Any Matching Contributions allocable to amounts distributed under this Subsection 10.10(b) shall be forfeited.

         (c) Distribution of Excess Contributions

                  (1) Notwithstanding any other provision of the Plan, Excess Contributions and income allocable thereto, reduced by any amount which was previously distributed to the Participant for the same Plan Year pursuant to
Section 10.10(a)(1) or Section

10.10(b), shall be distributed from Participants' Account Balances no later than the last day of each Plan Year to Participants on whose behalf such Excess Contributions were made for the preceding Plan Year. The Excess Contributions with respect to Highly Compensated Employees shall be determined by reducing Pre-Tax Contributions made on behalf of such Highly Compensated Employees in order of the Actual Deferral Percentage beginning with the highest of such percentage.

                           (i) For Plan Years prior to 1997, the determination
and correction of Excess Contributions of a Highly Compensated Employee whose Actual Deferral Percentage is determined under the family aggregation rules of
Section 10.10(a)(3)(ii) shall be accomplished by treating the Family Members as a single Highly Compensated Employee for purposes of the reductions made under this Section and allocating the Excess Contributions to each Family Member based on a fraction, the numerator of which is such member's Pre-Tax Contribution and the denominator of which is the family unit's aggregated Pre-Tax Contributions under Section 10.10(a)(3)(ii).

                           (ii) For Plan Years after 1996, the Excess
Contributions with respect to Highly Compensated Employees shall be determined by reducing the Pre-Tax Contributions made on behalf of such Highly Compensated Employees on the basis of the amount of such Excess Contributions by, or on behalf of such Highly Compensated Employees, beginning with the greatest dollar amount of such contributions.

         Excess Contributions shall be treated as annual additions under the Plan.

                  (2) The income allocable to Excess Contributions shall be the sum of the allocable gain or loss for the Plan Year.

                  (3) Any Matching Contributions allocable to the amounts distributed under this Subsection 10.10(c) shall be forfeited.


         10.11 Limit on Company Matching Contributions and Distribution of Excess Aggregate Contributions

         (a) For each Plan Year, Company Matching Contributions and After-Tax Contributions shall be subject to the following provisions:

                  (1) Company Matching Contributions and After-Tax Contributions for each Plan Year must satisfy one of the following tests:

                           (i) For Plan Years prior to 1997, the Average
Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25 and for Plan Years after 1996, the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are non-Highly Compensated Employees for the prior Plan Year, multiplied by 1.25; or

                           (ii) The Average Contribution Percentage for Eligible
Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees for the prior Plan Year who were non-Highly Compensated Employees for the prior Plan Year multiplied (for Plan Years before 1997, the Average Contribution Percentage for Eligible Employee who were non-Highly Compensated Employees for the same Plan
Year) by two provided that the Average Contribution Percentage for Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Participants who are non-Highly Compensated Employees by more than two percentage points.

                  However, in order to prevent the multiple use of the alternative method described in (ii) above and in Section 10.10(a)(2)(ii), any Highly Compensated Employee eligible to make Pre-Tax Contributions and to make After-Tax Contributions or to receive Company Matching Contributions under the Plan or any other plan of the Company shall have his Contribution Percentage reduced if required pursuant to Regulation Section 1.401(m)-2.

                  (2) For purposes of this Subsection 10.11(a), the Contribution Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to receive Company Matching Contributions or to make employee contributions under one or more other plans described in U.S. Code Section 401(a) that are maintained by the Company and its Affiliates shall be determined as if all such contributions were made under a single plan aggregated with this Plan.

                  (3) For Plan Years ending before January 1, 1997, for purposes of determining the Contribution Percentage of an Eligible Employee who is a Highly Compensated Employee, the Company Matching Contributions, After-Tax Contributions, and compensation (as defined in Section 414(s) of the U.S. Code and regulations promulgated thereunder) of such Eligible Employee shall include the Company Matching Contributions, After-Tax Contributions, and compensation of Family Members, and such Family Members shall be disregarded in determining the Contribution Percentage for Eligible Employees who are non-Highly Compensated Employees.

         (b) Distribution of Excess Aggregate Contributions

                  (1) Excess Aggregate Contributions and income allocable thereto shall be distributed no later than the last day of each Plan Year to Participants to whose Account Balances, Company Matching Contributions or After-Tax Contributions were allocated for the preceding Plan Year. For Plan Years after 1996, the Excess Aggregate Contributions with respect to Highly Compensated Employees shall be determined by reducing After-Tax Contributions and Company Matching Contributions on the basis of such Excess Aggregate Contributions on behalf of, or made by, each such Highly Compensated Employee beginning with the greatest dollar amount of such contributions.

                  (2) The income allocable to Excess Aggregate Contributions shall be the sum of the allocable gain or loss for the Plan Year.

                  (3) Excess Aggregate Contributions with respect to a Participant for a Plan Year shall be determined after determining the Excess Contributions, if any, which is to be treated as employee contributions (within the meaning of U.S. Treas. Reg. Sec. 1.40(m)-1(e)(2)(ii)).

         10.12 Rollover Distribution: This Section applies to distributions made on or after January 1, 1993. A Participant, Participant's spouse, surviving spouse, or former spouse who is an alternate payee under a qualified domestic relations order (a "Spouse-Alternate Payee") may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant, Participant's surviving spouse, or Spouse-Alternate Payee in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, Participant's surviving spouse or Spouse-Alternate Payee, except that a Participant's, Participant's surviving spouse or Spouse-Alternate Payee's eligible rollover distribution does not include: any distribution elected pursuant to Section 10.3(a)(iii), 10.4(b) (if ten annual installments are elected), 10.6, 10.8(i), 10.10(c) and 10.11(b), or any distribution to the extent such portion of any distribution is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in
Section 408(a) of the U.S. Code, an individual retirement annuity described in
Section 408(b) of the U.S. Code, an annuity plan described in Section 403(a) of the U.S. Code, or a qualified trust described in Section 401(a) of the U.S. Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant, Participant's surviving spouse or alternate payee.

                            ARTICLE XI - FORFEITURES

         11.1 Amounts which are forfeited by Participants under this Plan shall be used to reduce future Company Matching Contributions.

              ARTICLE XII: CUSTODY AND INVESTMENT OF PARTICIPANTS'
                            AND COMPANY CONTRIBUTIONS

         12.1 Transfer to Trustee: Participant contributions and any applicable Company Matching Contribution will be transferred to the Trustee for investment as soon as administratively feasible following the payroll deduction or receipt of such contributions. No income will accrue to a Participant's account on uninvested funds.

         12.2 Purchase of Merck Common Stock: Unless the Merck Common Stock portfolio contains investments other than Merck Common Stock the Trustee shall, as soon as administratively feasible following receipt of contributions, make purchases of Merck Common Stock on the New York Stock Exchange, and then allocate such Merck Common Stock to Participants' accounts. Certificates representing Merck Common Stock will be held in the name of the Trustee or its nominees for the accounts of the Participants until distributed, and the Trustee shall in its discretion exercise or sell any rights for the purchase of any additional shares of Merck Common Stock or other securities which the Company may offer to stockholders.

         12.3 Purchase of Other Investment Media: As soon as practical after receipt of contributions applicable to Investment Media (including Merck Common Stock, if such portfolio includes investments other than Merck Common Stock), the Trustee shall invest the contributions in such Investment Media.

         12.4 Investment of Income Received: Dividends, interest and other distributions received by the Trustee in respect of any Investment Medium except loans shall be reinvested in that medium.

         12.5 Voting of Common Stock: Before each annual or special meeting of the stockholders of the Company, the Trustee will arrange to furnish each Participant with a copy of the proxy solicitation material for such meeting, together with a form requesting the Participant's confidential instruction on how the shares of Merck Common Stock credited to the Participant's Account Balance should be voted. Upon receipt of such instructions, the Trustee shall vote such Merck Common Stock as instructed.

                       ARTICLE XIII: ADMINISTRATIVE COSTS

         13.1 All direct expenses of administration of the Plan, including Trustee and record keeping fees, brokerage commissions for Merck Common Stock only, transfer taxes and other expenses charged or incurred by the Trustee, shall be borne by the Company and the Company shall reimburse the Trustee for such expenses incurred. The Company will not cover any expenses of a Mutual Fund which expenses are reflected in the Mutual Fund's price per share, nor will the Company cover any taxes assessed against monies in the Trust.

                          ARTICLE XIV - TRUST AGREEMENT

         14.1 The Company shall enter into a trust agreement with a Trustee to be designated by the Board of Directors. The trust agreement shall provide, among other things, that all funds received by the Trustee thereunder will be held, managed, invested and distributed by the Trustee in accordance with the Plan. Funds paid to the Trustee shall not revert to the Company except as follows: (1) Because all contributions to the Plan are premised on their being deductible under U.S. Code Section 404 and Section 1022(n) of the P.R. Code, any contribution which is determined not to be deductible under U.S. Code Section 404 or Section 1022(n) of the P.R. Code, must be returned to the Company within one year of the disallowance of the deduction; and (2) any contributions made by reason of a mistake of fact must be returned to the Company within one year following the mistaken contribution. The Board of Directors may change the Trustee in its sole discretion.

                           ARTICLE XV - ADMINISTRATION

         15.1 The Plan shall be administered by the Plan Committee. The Plan Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan. The Plan Committee shall have full discretionary power and authority to make factual determinations, to interpret the Plan, to make benefit eligibility determinations, and to resolve all questions arising in the administration, interpretation and application of the Plan. The Plan Committee shall correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. All such corrections, reconciliations, interpretations and completions of Plan provisions shall be final, binding and conclusive upon the parties, including the Company, the employees, their families, dependents, beneficiaries, and any alternate payees.

         The Company, the Trustee, the Plan Committee, and all fiduciaries with respect to the Plan, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of any data provided by any Participant, any beneficiary or any alternate payee, including, without limitation, representations as to age, health and marital status. None of the aforementioned persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants, spouses of Participants, beneficiaries, and alternate payees to advise the appropriate parties of any change in such data. Furthermore, the Company, the Trustee, the Plan Committee and all fiduciaries with respect to the Plan may reasonably rely on all consents, elections and designations filed with the Plan or those associated with the operation of the Plan and the trust by any Participant, the spouse of any Participant, any beneficiary of any Participant, any alternate payee, or the representatives of such persons without duty to inquire into the genuineness of any such consent, election or designation.

         The Plan Committee shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error.

         The Management Pension Investment Committee of Merck ("MPIC") shall have the authority to select investment alternatives and vehicles for the Plan.

         The Company shall be the administrator of the Plan only to the extent that such term is used in ERISA, and in any regulations issued thereunder.

                      ARTICLE XVI: FIDUCIARY RESPONSIBILITY

         16.1 The named fiduciaries under the Plan and their areas of primary authority in the administration of the Plan are as follows:

                  (a) The Plan Committee having those duties and responsibilities outlined in Articles IV, V, X, XV, XIX and XXII. The Plan Committee also shall establish confidentiality procedures to ensure the confidentiality of the Plan administration of Merck Common Stock. The Plan Committee shall be responsible for monitoring compliance with such procedures.

                  (b) MPIC having those duties and responsibilities outlined in
Article XV.

                  (c) The Director of Human Resources of the Company or any other person duly designated by the Plan Committee having the responsibility outlined in Article XIX.

         16.2 The fiduciaries named in Section 16.1 hereof may allocate their authority to control and manage the operation and administration of the Plan to other persons, as may from time to time be deemed appropriate for the proper operation and administration of the Plan. Further, a named fiduciary, or a fiduciary designated by a named fiduciary as described above, may employ one or more persons to render advice with regard to any responsibility such fiduciary may have under the Plan.

         16.3 A fiduciary, as that term is defined in ERISA, and any regulations issued thereunder, shall discharge his/her fiduciary duties with respect to the Plan prudently and solely in the interests of the Plan Participants and beneficiaries. A fiduciary shall discharge his/her fiduciary duties in accordance with the documents and instruments governing the Plan and in accordance with any and all applicable laws or regulations.

         16.4 No fiduciary shall be liable to the Company or to any Participant or to any beneficiary on account of any act done or omitted or determination made by the fiduciary acting in good faith in the performance of his/her fiduciary duties under the Plan, nor for any act done or omitted by any agent or representative of the fiduciary selected by the fiduciary with reasonable care, nor shall the fiduciary be liable to any person for any act done or omitted by any fiduciary in which he/she did not concur. The Company shall, to the extent permitted by law and the by-laws of the Company, indemnify and hold a fiduciary harmless from and against any liability he/she may incur in the administration of the Plan, unless arising from his/her own willful misconduct or willful breach of his/her fiduciary duties or the duties imposed on him/her by the by-laws of the Company.

Further, the Company may, in its discretion, purchase liability insurance covering the fiduciaries of the Plan, including those not specifically named herein.

         16.5 The Plan is intended to be Section 404(c) Plan within the meaning of Section 404(c) of ERISA and the regulations thereunder. Pursuant to Section 404(c), Plan fiduciaries may be relieved of liability for any losses that are the direct and necessary result of instructions from Plan Participants regarding the investment of the Plan Participant's accounts.

               ARTICLE XVII: AMENDMENT, SUSPENSION OR TERMINATION
                                   OF THE PLAN

         17.1 The Board of Directors may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that the U.S. Compensation and Benefits Committee (as appointed by the Chief Executive Officer of Merck), with the concurrence of the Chief Executive Officer of Merck, shall have the right to amend or revise the terms of the Plan to the extent that such amendment or revision does not (i) result in a cost increase to the Company in excess of 5%,
(ii) have a significant adverse impact on the prospective rights of Participants, or (iii) have a significant effect on the long-term rights or liabilities of the Company. Notwithstanding the foregoing sentence, no such discontinuance, amendment or revision shall affect adversely any right or obligation of any Participant with respect to contributions theretofore made. No amendment may be made which would permit any funds paid to the Trustee to revert to the Company.

                 ARTICLE XVIII: SUCCESSOR EMPLOYER AND MERGER OR
                             CONSOLIDATION OF PLANS

         18.1 Successor Employer: In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

         18.2 Plan Assets: In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

                  (a) each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

                  (b) except as provided in Article V, resolutions of the Board of Directors of the Company under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participant's inclusion in the new employer's plan; and

                  (c) such other plan and trust will be qualified under Sections 401(a) and 501(a) of the U.S. Code; and Section 1165 and 1101 of the P.R. Code.

                    ARTICLE XIX: CLAIMS AND APPEAL PROCEDURE

         19.1 Determination of Claim: A Participant or his/her authorized representative may present a claim for benefits to the Director of Human Resources of the Company or any other person duly designated by the Plan Committee. The Director of Human Resources of the Company or any other person duly designated by the Plan Committee shall make all determinations as to the Participant's claim for benefits under the Plan. If the Director of Human Resources of the Company or any other person duly designated by the Plan Committee grants a claim, benefits payable under the Plan will be paid to the Participant as soon as feasible thereafter. If the Director of Human Resources of the Company or any other person duly designated by the Plan Committee denies in whole or part any claim for a benefit under the Plan by a Participant, the Director of Human Resources of the Company or any other person duly designated by the Plan Committee shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim. If special circumstances require an extension of time for processing the claim, the Director of Human Resources of the Company or any other person duly designated by the Plan Committee shall provide a written notice of the extension during the initial 90-day period, in which case a decision shall be rendered not more than 180 days after receipt of the claim. The written notice which the Director of Human Resources of the Company or any other person duly designated by the Plan Committee shall provide to every claimant who is denied a claim for benefits shall set forth in a manner calculated to be understood by the claimant:

                  (a) the specific reason or reasons for the denial;

                  (b) specific reference to pertinent Plan provisions on which the denial is based;

                  (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                  (d) appropriate information as to the steps to be taken if the claimant wishes to submit his/her claim for review.

         19.2 Appeal of Denied Claim: A claimant or his/her authorized representative may request a review of the denied claim by the Plan Committee. Such request shall be made in writing and shall be presented to the Plan Committee not more than 60 days after receipt by the claimant of written notification of the denial of the claim. The Plan Committee shall render its decision on review not later than 60 days after receipt of the claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decision. The decision so rendered shall be binding upon all parties.

         19.3 The Director of Human Resources of the Company or any other person duly designated by the Plan Committee and the Plan Committee, in determining claims for benefits, shall have the maximum discretion permitted by law to review and determine questions regarding eligibility, to construe and interpret the terms of the Plan and to make all other factual and other determinations necessary or desirable to accomplish the purposes of the plan.

         It is intended that the claims procedure of the Plan be administered in accordance with regulations of the Department of Labor issued under ERISA
Section 503.

                      ARTICLE XX - SECTION 415 LIMITATIONS

         20.1 No amount may be contributed to this Plan or paid therefrom in excess of that allowable under Section 415 of the U.S. Code. If any contributions are found to be in excess of the U.S. Code Section 415 limits, such contributions, adjusted for gains and/or losses, shall be distributed as soon as administratively feasible after the close of the Plan Year. This Plan shall operate in full compliance with the terms of U.S. Code Section 415 as it may be amended from time to time and with regulations promulgated thereunder.

         If a Participant herein is also a participant in a defined benefit plan required to be aggregated with this Plan under U.S. Code Section 415, then the benefit payable under that defined benefit plan shall be reduced to the extent necessary so that the overall limitations of U.S. Code Section 415 will not be exceeded.

         Any Company Matching Contributions allocable to Pre-Tax Contributions or After-Tax contributions distributed under this Section shall be forfeited. Distributions will be considered as coming first from After-Tax Contributions and then to the extent a sufficient amount of After-Tax Contributions is not available, from Pre-Tax Contributions.

                        ARTICLE XXI TOP-HEAVY PROVISIONS

         21.1 The following provisions shall become effective in any Plan Year beginning January 1, 1984 or thereafter in which the Plan is determined to be a Top-Heavy Plan:

                  (a) Determination of Whether Plan is Top-Heavy: The Plan will be considered a top-heavy Plan for the Plan Year if as of the last day of the preceding Plan Year (the "Determination Date"), (1) the value of the accounts of Participants who are key employees (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated to Participants who are key employees, as defined in Section 416(i) of the U.S. Code) exceeds 60% of the value of all Participant accounts (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated) (the "60% Test") or (2) the Plan is part of a Required Aggregation Group (as hereinafter defined) and the Required Aggregation Group is top-heavy. However, and notwithstanding the results of the 60% Test, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the Plan is a part of a Required or Permissive Aggregation Group (as hereinafter defined) which is not top-heavy. For purposes of the foregoing, a group is top-heavy if (i) the sum of the present value of the accumulated accrued benefits for key employees under all defined benefits plans included in such group, and the aggregate of the accounts of key employees under all defined contribution plans included in such group, (ii) exceeds 60% of a similar sum determined for all employees. The value of a Participant's account shall include any Plan distributions made within the Plan Year that includes the Determination Date or within any of the four preceding Plan Years. If a Participant has not performed any services for the Company and its Affiliates at any time during the 5-year period ending on the Determination Date or if a Participant is a former key employee, the value of the Participant's account shall not be taken into account hereunder.

                  For purposes of this Article XXI, the term "Required Aggregation Group" shall mean (i) each plan of the Company and its Affiliates in which a key employee is a Participant in the Plan Year containing the Determination Date or within any of the four preceding Plan Years, and (ii) each other plan of the Company and its Affiliates which enables any plan described in
(i) to meet the requirements of Section 401(a)(4) or Section 410 of the U.S. Code. The Company may treat any plan not included in the Required Aggregation Group as being part of such group if such group would continue to meet the requirements of Sections 401(a)(4) and 410 of the U.S. Code with such plan being taken into account (together the "Permissive Aggregation Group").

                  (b) Minimum Benefits: For any Plan Year during which the Plan is a top-heavy Plan:

                           (i) Participants who are not key employees and who
participate in the Retirement Plan for the Salaried Employees of Merck & Co., Inc. or any other defined benefit plan maintained by the Company and its Affiliates shall receive the minimum benefit provided by the top-heavy provisions of said defined benefit plan.

                           (ii) For each Eligible Employee who is not a key
employee and who does not participate in the Retirement Plan for the Salaried Employees of Merck & Co., Inc. or any other defined benefit plan maintained by the Company and its Affiliates, Company Matching Contributions made pursuant to
Article VI shall be not less than 3% of such Eligible Employee's compensation as defined in Section 414(q)(4) of the U.S. Code, taking into account the limits of
Section 401(a)(17) of the U.S. Code for the Plan Year, where applicable. Notwithstanding the provisions of Article VI, the Company Matching Contribution shall be increased to the extent necessary to attain the 3% level and such Company Matching Contributions shall be nonforfeitable.

                  (c) Impact on Maximum Benefits: For any Plan Year in which the Plan is a top-heavy Plan, the provisions relating to limitations on annual benefits pursuant to Section 415 of the U.S. Code in the Retirement Plan for the Salaried Employees of Merck & Co., Inc. and any other defined benefit plan maintained by the Company and its Affiliates in which a Participant participates shall be read by substituting the number "1.00" for the number "1.25" wherever it appears therein; except that such substitution shall not have the effect of reducing any benefit accrued under a defined benefit plan prior to the 1st day of the Plan Year in which this provision becomes applicable.

                     ARTICLE XXII: ASSIGNMENT OR ATTACHMENT

         22.1 Except as otherwise provided by law, no assignment of any right or interest under this Plan of any Participant will be permitted or recognized, nor will any such right or interest be subject to attachment or other legal process for debts of any Participant.

         22.2 Notwithstanding Section 22.1 above or any other provision of this Plan to the contrary, the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a "qualified domestic relations order" (as hereinafter defined) is not prohibited. In the event a right to a benefit hereunder is established pursuant to a qualified domestic relations order, any benefit otherwise payable to the Participant or his/her beneficiary hereunder shall be appropriately reduced to reflect the effect of the qualified domestic relations order. For purposes of the Plan, a "qualified domestic relations order" shall mean any judgment, decree or order, including the approval of a property settlement agreement, provided that:

                   (a) the order relates to the provision of child support, alimony or marital property rights to an alternate payee (as such term is defined in U.S. Code Section 414(p)(8)) and is made pursuant to state domestic relations or community property laws;

                  (b) the order creates or recognizes the existence of an alternate payee's right to receive all or a portion of the Participant's Account Balance;

                  (c) the order specifies the name and last known mailing address of the Participant and each alternate payee covered by the order;

                  (d) the order precisely specifies the amount or percentage of the Participant's Account Balance to be paid to each alternate payee or the manner in which the amount or percentage is to be determined;

                  (e) the order specifies the number of payments or the period to which the order applies;

                  (f) the order clearly specifies that it applies to this Plan; and

                  (g) the order does not require this Plan to provide any type of benefits or form of benefits not otherwise provided under this Plan.

         A qualified domestic relations order may provide that a former spouse of the Participant is to be treated as a surviving spouse for purposes of the beneficiary designation requirements set forth in Article IV.

         This Article will be implemented in accordance with the Qualified Domestic Relations Orders Procedures adopted by the Plan Committee, as amended from time to time and with Section 414(p) of the U.S. Code and Section 206(d) of ERISA.

         IN WITNESS WHEREOF, the U.S. Compensation and Benefits Committee of the Company has caused this instrument to be executed by the Director, Employee Benefits of the Company as of the ______ day of June, 1997.

                            Merck Sharp & Dohme Quimica de Puerto Rico, Inc.

                                              By _________________________

                                   SCHEDULE A

                             PARTICIPATING COMPANIES

Merck Sharp & Dohme (I.A.) Corp.

                                   SCHEDULE B

                        PROVISIONS APPLICABLE TO OFFICERS
                              COVERED BY SECTION 16
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Participants covered by Section 16 of the Securities Exchange Act of 1934 are subject to the following provisions with respect to transactions involving Merck Common Stock. All other provisions of the Plan continue to be applicable to these officers unless inconsistent with the provisions of this Schedule B.

1.       Changes in Investment Media for Future Contributions

         Changes in Investment Media for future contributions which involve an investment in or out of Merck Common Stock shall be effective beginning with contributions deducted during the first payroll period in the second month following the month in which the Director - Benefits Financing receives the notice of change.

2. Changes in Investment Media for Account Balances - Reallocations Between Merck Common Stock and Mutual Funds

         Changes in Investment Media for Account Balances which involve an investment in or out of Merck Common Stock reallocations shall be valued on the 1st day of the second month following the month in which the notice of reallocation is received by the Director - Benefits Financing.

3.       In-Service Distributions

         All in-service distribution which includes Merck Common Stock shall be valued on the 10th day of the second month following the month in which the Director - Benefits Financing receives the distribution request. A Participant may only receive Merck Common Stock in shares.

4.       Limitations

         If a Participant elects a change in Investment Media for future contributions which involves Merck Common Stock and/or a reallocation of his/her Account Balance which involves Merck Common Stock, then such Participant may not again elect either a change in Investment Media for future contributions or a reallocation of his/her Account Balance which involves Merck Common Stock for a three-month period following the valuation date of the most recent change and/or reallocation.

         A Participant may not elect to have a reallocation and a distribution valued in the same month.

                                TABLE OF CONTENTS

                                                                                                                  Page
PREFACE .......................................................................................................    -1-

ARTICLE I:  PURPOSE ...........................................................................................    -1-

ARTICLE II:   DEFINITIONS .....................................................................................    -1-
         2.1      Account Balance .............................................................................    -1-
         2.2      Actual Deferral Percentage ..................................................................    -1-
         2.3      Affiliate ...................................................................................    -1-
         2.4      After-Tax Contribution ......................................................................    -2-
         2.5      Average Actual Deferral Percentage ..........................................................    -2-
         2.6      Average Contribution Percentage .............................................................    -2-
         2.7      Base Compensation ...........................................................................    -2-
         2.8      Board of Directors ..........................................................................    -2-
         2.9      Business Day ................................................................................    -2-
         2.10     Catch-Up Contributions ......................................................................    -2-
         2.11     Company .....................................................................................    -2-
         2.12     Company Matching Contribution ...............................................................    -2-
         2.13     Contribution Percentage .....................................................................    -3-
         2.14     Disability ..................................................................................    -3-
         2.15     (ET) ........................................................................................    -3-
         2.16     Eligible Employee ...........................................................................    -3-
         2.17     Employee ....................................................................................    -3-
         2.18     Employer ....................................................................................    -3-
         2.19     Enrollment Date .............................................................................    -3-
         2.20     ERISA .......................................................................................    -3-
         2.21     Excess Aggregate Contributions ..............................................................    -4-
         2.22     Excess Contributions ........................................................................    -4-
         2.23     Excess Deferral .............................................................................    -4-
         2.24     Five-Percent Owner ..........................................................................    -4-
         2.25     415 Compensation ............................................................................    -4-
         2.26     Highly Compensated Employee .................................................................    -4-
         2.27     Investment Medium ...........................................................................    -5-
         2.28     Leased Employee .............................................................................    -5-
         2.29     Merck .......................................................................................    -5-
         2.30     Merck Common Stock Fund .....................................................................    -5-
         2.31     Mutual Fund .................................................................................    -5-
         2.32     Normal Retirement Age .......................................................................    -5-
         2.33     Participant .................................................................................    -5-
         2.34     PIN .........................................................................................    -5-
         2.35     Plan Committee ..............................................................................    -5-

         2.36     Plan Year ...................................................................................    -5-
         2.37     Pre-Tax Contribution ........................................................................    -5-
         2.38     Puerto Rico Code ............................................................................    -5-
         2.39     Recharacterized Contribution ................................................................    -6-
         2.40     Retirement ..................................................................................    -6-
         2.41     Rollover Contributions ......................................................................    -6-
         2.42     Sources .....................................................................................    -6-
         2.43     Termination of Employment ...................................................................    -6-
         2.44     Trustee .....................................................................................    -6-
         2.45     Trust-To-Trust Transfer Contributions .......................................................    -6-
         2.46     U.S. Code ...................................................................................    -6-
         2.47     Year of Employment ..........................................................................    -6-
         2.48     Year of Participation .......................................................................    -7-

ARTICLE III:  ELIGIBILITY .....................................................................................    -7-

ARTICLE IV:   PARTICIPATION ...................................................................................    -7-
         4.1      Enrollment ..................................................................................    -7-
         4.2      Certain Participants Subject To Special Plan Terms ..........................................    -8-
         4.3      Payment in the Event of Death ...............................................................    -8-

ARTICLE V:   EMPLOYEE CONTRIBUTIONS ...........................................................................    -9-
         5.1      Method of Contribution ......................................................................    -9-
         5.2      Amount of Payroll Deductions ................................................................    -9-
         5.3      Changes to the Amount of Payroll Deductions .................................................    -9-
         5.4      Designation of Payroll Deductions As Pre-Tax and/or After-Tax Contributions .................    -9-
         5.5      Changes in the Designation of Payroll Deductions as Pre-Tax and/or After-Tax Contributions ..    -9-
         5.6      Suspension of Contributions .................................................................    -9-
         5.7      Final Payroll Period ........................................................................   -10-
         5.8      Catch-Up Contributions ......................................................................   -10-
         5.9      Rollover Contributions ......................................................................   -10-
         5.10     Trust-To-Trust Transfer Contributions .......................................................   -11-
         5.11     Vesting Of Employee Contributions ...........................................................   -11-

ARTICLE VI:  COMPANY MATCHING CONTRIBUTIONS ...................................................................   -11-

ARTICLE VII:   VALUATION AND MAINTENANCE OF PARTICIPANTS' ACCOUNTS ............................................   -13-
         7.1      Maintenance Of An Account ...................................................................   -13-
         7.2      Reports to Participants .....................................................................   -13-
         7.3      Valuation Of Account Balances ...............................................................   -13-

ARTICLE VIII:    INVESTMENT OF CONTRIBUTIONS ..................................................................   -13-


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
         8.1      Investment of Company Matching Contributions ................................................   -13-
         8.2      Investment of Contributions By Or On Behalf of Employees ....................................   -13-
         8.3      Changes in Investment Media for Future Contributions ........................................   -13-
         8.4      Changes In Investment Media For Account Balances ............................................   -14-
                  (a)      General Rule .......................................................................   -14-
                  (b)      Transfers Between and Among Mutual Funds and Merck Common Stock Fund ...............   -14-
                  (c)      Limitations ........................................................................   -14-

ARTICLE IX - INVESTMENT MEDIA .................................................................................   -14-
         9.1      Mutual Funds ................................................................................   -14-
         9.2      Merck Common Stock ..........................................................................   -14-
         9.3      Participant Loans ...........................................................................   -15-

ARTICLE X:  DISTRIBUTIONS AND LOANS ...........................................................................   -15-
         10.1     Valuation and Timing of Distributions .......................................................   -15-
         10.2     Automatic Distributions upon or Subsequent to Termination of Employment .....................   -15-
                  (a)      Account Balances of $3,500 or Less .................................................   -15-
                  (b)      Attainment of Normal Retirement Age (65) ...........................................   -15-
                  (c)      Death ..............................................................................   -15-
         10.3     Voluntary Distributions .....................................................................   -16-
         10.4     In-Service Distributions ....................................................................   -16-
                  (a)      General Rule .......................................................................   -16-
                  (b)      Minimum Amount of Distribution .....................................................   -16-
                  (c)      Specifying Amount of Distribution ..................................................   -16-
                  (d)      5-Year Participation or 2-Year Contribution Requirement ............................   -16-
         10.5     Provisions Applicable to Distributions other than Automatic Distributions ...................   -16-
                  (a)      Distribution of Cash and/or Stock ..................................................   -17-
                  (b)      Order of Distributions .............................................................   -17-
                  (c)      Waiver of 30-Day Notice ............................................................   -17-
         10.6     Mandatory Distributions .....................................................................   -17-
         10.7     Hardship Distributions ......................................................................   -18-
         10.8     Loans .......................................................................................   -19-
                  (a)      Application for a Loan .............................................................   -19-
                  (b)      Minimum/Maximum Loan Amounts .......................................................   -20-
                  (c)      Interest ...........................................................................   -20-
                  (d)      Collateral .........................................................................   -20-
                  (e)      Repayment Period ...................................................................   -20-
                  (f)      Order of Distributions for Loans ...................................................   -20-
                  (g)      Required Agreements ................................................................   -20-
                  (h)      Default ............................................................................   -21-
                  (i)      Consequences of Default ............................................................   -21-
                  (j)      Loan Guidelines ....................................................................   -21-
                  (k)      Number of Loans ....................................................................   -21-


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
         10.9     Limitations .................................................................................   -21-
         10.10    Distribution of Excess Deferrals and Excess Contributions ...................................   -22-
         10.11    Limit on Company Matching Contributions and Distribution of Excess Aggregate Contributions ..   -24-
         10.12    Rollover Distribution .......................................................................   -26-

ARTICLE XI - FORFEITURES ......................................................................................   -26-

ARTICLE XII:   CUSTODY AND INVESTMENT OF PARTICIPANTS' AND COMPANY CONTRIBUTIONS ..............................   -26-
         12.1     Transfer to Trustee .........................................................................   -26-
         12.2     Purchase of Merck Common Stock ..............................................................   -27-
         12.3     Purchase of Other Investment Media ..........................................................   -27-
         12.4     Investment of Income Received ...............................................................   -27-
         12.5     Voting of Common Stock ......................................................................   -27-

ARTICLE XIII:   ADMINISTRATIVE COSTS ..........................................................................   -27-

ARTICLE XIV - TRUST AGREEMENT .................................................................................   -27-

ARTICLE XV - ADMINISTRATION ...................................................................................   -28-

ARTICLE XVI:   FIDUCIARY RESPONSIBILITY .......................................................................   -29-

ARTICLE XVII:  AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN ...............................................   -30-

ARTICLE XVIII:   SUCCESSOR EMPLOYER AND MERGER OR CONSOLIDATION OF PLANS ......................................   -30-
         18.1     Successor Employer ..........................................................................   -30-
         18.2     Plan Assets .................................................................................   -30-

ARTICLE XIX:   CLAIMS AND APPEAL PROCEDURE ....................................................................   -31-
         19.1     Determination of Claim ......................................................................   -31-
         19.2     Appeal of Denied Claim ......................................................................   -32-

ARTICLE XX - SECTION 415 LIMITATIONS ..........................................................................   -32-

ARTICLE XXI  TOP-HEAVY PROVISIONS .............................................................................   -33-

ARTICLE XXII:   ASSIGNMENT OR ATTACHMENT ......................................................................   -34-

SCHEDULE A ....................................................................................................   -36-

SCHEDULE B ....................................................................................................   -37-


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